Ex. 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-100165 on Form S-3 of our report dated July 1, 2003 (which report expressed an unqualified opinion and includes an explanatory paragraph relating to the company’s dependence on financial support from liable partners) on the financial statements of Recom & Co. as of December 31, 2002 and 2001, and for the years then ended, appearing in this Current Report on Form 8-K of Shurgard Storage Centers, Inc.

DELOITTE & TOUCHE
Brussels, Belgium
July 4, 2003